NEWS RELEASE
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President Investor Relations 608-361-7501

REGAL BELOIT APPOINTS NEW VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

September 17, 2010 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) announced today the appointment of Charles (Chuck) Hinrichs as Vice President and Chief Financial Officer, effective September 20, 2010.  Mr. Hinrichs will report directly to Henry Knueppel, Chairman and Chief Executive Officer.

Mr. Hinrichs has 32 years of financial and accounting experience including 18 years in corporate banking and 14 years with Smurfit-Stone Container Corporation (NYSE:SSCC), a manufacturer of containerboard and corrugated packaging.  Mr. Hinrichs served as Chief Financial Officer of SSCC from 2002 to 2009, and served as Treasurer of the company from 1995 to 2002. Mr. Hinrichs received his bachelor's degree in Accounting from the University of Missouri – St. Louis and his MBA from St. Louis University.

“We are very excited to have Chuck join the Regal Beloit team,” commented Henry Knueppel, Chairman and Chief Executive Officer.   “His prior experience as CFO of a large public manufacturing company as well as his extensive background in corporate finance, treasury, mergers and acquisitions, investor relations and other finance activities make him the right choice for Regal Beloit.  With Chuck’s strong presence and excellent interpersonal skills, he’ll be a great addition to the Regal Beloit team.”

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com